SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  ___   )
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☐	Preliminary Proxy Statement.

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☐	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.
 CORMEDIX INC.

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1430 US-206 #200, Bedminster Township, NJ 07921

PLEASE VOTE YOUR PROXY TODAY
  August 1, 2017

Dear CRMD Stockholder,

According to our latest records, we have not received your voting instructions for the reconvened Special Meeting of Stockholders CorMedix Inc., to be held on Tuesday, August 8th. Your vote is extremely important, no matter how many shares you hold.

For the reasons set forth in the proxy statement, dated June 29, 2017, found at the Investors tab on CRMD’s website located at www.cormedix.com, your Board of Directors recommends that you vote “FOR” Proposal No. 1. As discussed in the proxy statement, we believe the stock issuance increase amount (and the accompanying proposal) is sufficient for our most pressing need, which is continuing the LOCK IT 100 trial through the completion of patient enrollment. Further, we believe that the current requested increase in authorized shares is in line with increases sought by other comparable public pharmaceutical companies. Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

The results of the voting so far have indicated the clear majority of shares that have been voted to date have voted to approve Proposal 1. Your vote is requested to ensure that the proposal is approved by the majority of the shares outstanding.

The record date for determining stockholders eligible to vote at the special meeting will remain the close of business on June 23, 2017.

If you need assistance voting your CRMD shares, please call D.F. King toll-free at (800) 283-3192 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Antony E. Pfaffle, M.D.,

Chief Scientific Officer & Secretary

Vote Online – Please have your control number listed on the enclosed proxy card or voting instruction form ready and follow the online instructions at www.proxyvote.com.
Vote by Phone – Please have the control number listed on the enclosed proxy card or voting instruction form ready and call (800) 690-6903.
Vote by Mail by completing, signing and dating the enclosed voting instruction form and returning it in the pre-paid envelope provided in this package.